Exhibit 99.1
M. Kevin McEvoy Appointed President and CEO
Elected a Class II Director of the Board of Directors
Marvin J. Migura Appointed Executive Vice President
May 9, 2011 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) announced that its Board of Directors, on May 6, 2011, appointed M. Kevin McEvoy, 60, as President and Chief Executive Officer. Mr. McEvoy was also elected as a Class II Director of the Board of Directors, with a term that is scheduled to expire at Oceaneering’s 2012 annual meeting of shareholders.
Mr. McEvoy has been with Oceaneering for 32 years, serving since late February 2010 as Executive Vice President and Chief Operating Officer. He started his offshore career as an officer in the U.S. Navy working in the areas of diving, salvage, and submarine rescue. During his tenure at Oceaneering, he has held a variety of progressively more responsible domestic and international positions in marketing, administration, and operations.
The Board of Directors also appointed Marvin J. Migura, 60, Oceaneering’s Senior Vice President and Chief Financial Officer since 1995, to the position of Executive Vice President and Chief Financial Officer. In this capacity, Mr. Migura will have the additional responsibilities of Human Resources and providing direction to enhance operations support to our growing worldwide business.
Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com.